Exhibit 99.2

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WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

EVENT DATE/TIME: MAY 06, 2014 / 01:00PM GMT

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Connie Dever Willbros Group—Director, IR

Randy Harl Willbros Groups—President, CEO

Van Welch Willbros Group—EVP, CFO

CONFERENCE CALL PARTICIPANTS

Dan Mannes Avondale Partners—Analyst

Tahira Afzal KeyBanc—Analyst

John Rogers DA Davidson—Analyst

Andrew Buscaglia Credit Suisse—Analyst

Steven Fisher UBS—Analyst

Tate Sullivan CLSA—Analyst

Noelle Dilts Stifel Nicolaus—Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, thank you for standing by. Welcome to the Willbros Group’s First Quarter Earnings Call. (Operator Instructions). This conference is being recorded today, Tuesday, May 6, 2014.

I would now like to turn the conference over to Connie Dever, Director of Investor Relations. Please go ahead.

Connie Dever —Willbros Group—Director, IR

Good morning, and welcome to the Willbros Group’s conference call. Today’s call will include Randy Harl, our President and Chief Executive Officer, Van Welch, our Chief Financial Officer, and Mike Collier, our Vice President of Investor Relations. This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly on our website, willbros.com. A replay will also be available through the phone number provided by the company in yesterday’s press release.

Information reported on this call speaks only as of today, May 6, 2014, and therefore, you’re advised that time-sensitive information may no longer be accurate at the time of any replay.

Comments today contain forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events, or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated May 5, 2014, and on our website.

And now here’s Randy Harl, President and Chief Executive Officer of Willbros.

Randy Harl —Willbros Groups—President, CEO

Thanks, Connie. Good morning, everyone, and thank you for joining us today.

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

In our press release yesterday, we reported net income from continuing operations of $10,000 or essentially breakeven, on revenue of $517.7 million. Our operating income for the first quarter of 2014 was $11 million. That’s a $12.6 million improvement when compared to an operating loss of $1.6 million in the first quarter of last year. Our strategy to build a more diversified model with broader end-market exposure is supported by process and management systems. This is to improve our operating performance and produce more predictable results.

We delivered another quarter of year-over-year improvement, led by a very strong performance in Canada. Operating margins in the Professional Services segment also improved in what is historically a weak quarter, due to growing demand for our engineering and integrity-related field services. Even though the results for the Oil & Gas and Utility T&D segments were impacted by adverse weather, the diversification in our model is working, and we are delivering improved and more predictable results. The Oil & Gas segment generated an $11 million operating improvement compared to the first quarter of 2013. These results were due to the solid execution by our cross-country Pipeline Construction business, as well as a $12.5 million improvement in our regional delivery business.

Our cross-country Pipeline Construction business met our expectations and generated an operating profit in the first quarter. We continue to experience high utilization in this business. As the Seaway project nears completion, we are mobilizing our resources onto the NET Mexico project. We expect to start welding pipe this week on this 120-mile, 42- and 48-inch gas pipeline in South Texas. We also have teams constructing the Mariner project for ETC. We were selected by the customer for this complex program based on our safety performance and expertise in this highly congested pipeline corridor between Houston and Port Arthur, Texas.

Last night, we were awarded a project, which is not reflected in our reported backlog, to construct six-, eight- and 24-inch pipelines totaling 30 miles in the Utica Shale play with a key customer. With this project, we are 100% booked for our 2014 plan in our cross-country pipeline business. Better still, we have additional capacity to grow this business with high-quality projects through 2014, and we have high visibility into next year. We have bids tendered and are negotiating with customers on projects for not only this year but into 2015.

In our regional delivery business, positive operating performance in the Northeast was offset by additional costs incurred in the Northern Plains and Southern regions. Adverse weather conditions in the early part of the quarter lowered our planned revenue, which reduced our ability to absorb indirect costs.

We continue to implement our new strategy of aligning our resources with our customers’ needs and focus on projects where we have a competitive advantage. In some markets, this strategy is proving successful and we are gaining traction. In others, we have not achieved alignment and as a result, we are in the process of closing or repurposing some offices in the Southern region. Additionally, the timing on resolving change orders in our facilities business also negatively impacted operating income for the quarter. We expect to resolve these change orders during the second quarter.

We have streamlined our offering for the downstream sector, with the sale of the Union Turnaround business and certain fabrication facilities that support this business. Going forward, we will focus our downstream resources on tank, terminal, heater, fabrication and related field services where the market and our capabilities provide us with better growth opportunities. Increased management focus and better alignment of our resources with market opportunities are expected to return the downstream service line to operating profitability.

Adverse weather also impacted our Utility T&D segment, which essentially had breakeven operating results for the quarter on revenue of $96.3 million. The severe winter across the United States caused delays resulting in lower productivity in both transmission and distribution services. This segment is successfully transitioning to broader market opportunities in the geographic areas adjacent to Texas and extending across the South to our operations on the Atlantic seaboard.

Although Oncor remains our largest customer, in the last few quarters we have been awarded contracts with new customers to perform distribution services in Texas, Oklahoma, New Mexico, and Virginia. We have increased our backlog in this segment slightly, to $990 million, at the end of the first quarter. In this transition year, we are focused on optimizing our resource utilization with additional customers and projects. Additionally, we are seeing meaningful opportunities in the mid-Atlantic as a result of the interruptions caused by Super Storm Sandy as utilities respond with reliability initiatives. We anticipate significant growth opportunities this year of 20% to 30% in this part of our UTD operation.

Canada delivered another strong quarter of operating results following a very successful performance in 2013. Canada reported operating income of $12.6 million, with operating margins of 10.7% for the first quarter 2014. This is typically the best quarter for our Canada operation. We expect Canada’s second quarter performance to be lower due to the spring breakup, but we are confident our team will produce good results.

Backlog in Canada is down quarter-over-quarter. This is the result of the work-off of long-term maintenance agreements, which come up for renewal in future years. These agreements have extension options available, but they also could be rebid. We are also seeing more capital projects in the oil sands. Capital projects are not booked until the work order is issued, and they are often completed within the reporting period and therefore, never enter quarter end backlog. We expect these capital projects will more than offset the work completed under the maintenance MSA contracts and maintain our growth expectations for Canada. We just received a letter of intent for a tank project in excess of $20 million from a major customer. We expect Canada to continue benefiting from its presence in the oil sands, where we provide maintenance, capital projects, fabrication, specialty pipe, and electrical and instrumentation services.

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

We are also receiving inquiries from customers regarding cross-country pipeline opportunities. As the cycle builds and capacity tightens, we may see the opportunity to participate in this market under improved commercial terms. We have maintained our cross-country pipeline construction management skills in Canada and are monitoring the development of the pipeline construction market.

In the Professional Services segment, operating income for the first quarter of 2014 increased $1.6 million over the same period last year, to $2.2 million. The improvement in operating income was generated by stronger performance in our engineering services and increased demand for integrity-related field services.

We are experiencing growing demand for our traditional pipeline front-end engineering and design services and FERC filing offerings. We believe we are early in the next cycle of capital investment to upgrade and expand natural gas pipeline infrastructure.

Customers are considering multiple contracting methods in order to get projects completed, including engineering, procurement and construction, or EPC, and engineering, procurement and construction management, EPCM. All aspects of our Professional Services offerings, midstream and downstream engineering, heater services, integrity, land and right-of-way services, and EPC solutions are exposed to growing markets.

We believe our investments in technology, new regional offices, and technology related to the application of GIS, integrity, and mapping tools position us well for continued growth and success in this space. We are now ranked 14th in ENR’s recent top 500 Design Firm Survey in the Industrial/Process Petroleum sector, placing us ahead of all our specialty pipeline engineering peers.

We continue to be optimistic about the pipeline integrity market. We provide a full suite of services in the U.S. and Canada, working for customers such as NiSource / Columbia Pipeline Group, Phillips 66, Enbridge, Syncrude, Boardwalk, Sunoco Logistics, and Energy Transfer. Although this market has been slow to develop, we are seeing progress. We have invested in our capabilities, and believe we are well positioned to take advantage of this market as it expands and believe we have the broadest product service line offering in the industry.

After Van provides more information on our financial position, I will have some concluding remarks. Van?

Van Welch —Willbros Group—EVP, CFO

Thanks, Randy, and good morning to everyone. In the first quarter, we improved our financial results quarter-over-quarter as follows — First quarter 2014 revenue of $517.7 million is an improvement of $30.4 million from first quarter of 2013. We delivered operating income of $11 million, $12.6 million higher than last year’s first quarter operating loss of $1.6 million. Net income from continuing operations was $10,000, reflecting an increase of $11.6 million from the prior year’s first quarter. And our adjusted EBITDA of $22.5 million is an improvement of $12.9 million from first quarter 2013. We expect the quarter-over-quarter improvement to continue in the second quarter and throughout the year.

Now to update you on our liquidity. At March 31, 2014, we had $53.9 million of cash and cash equivalents, up from $42.6 million at December 31, 2013. During the first quarter of 2014, we paid our outstanding revolver borrowings of $19 million in full and an additional $2.2 million against our term loan with proceeds received from the Hawkeye sale. Our unused borrowing availability at March 31, 2014, under our revolver was $70.8 million, from a borrowing base of $143.7 million, and letters of credit of $72.9 million. As of April 28, 2014, we have reduced our letters of credit to $65.9 million.

As Randy mentioned, subsequent to March 31, 2014, we sold our Union Turnaround business and certain fabrication shop facilities that support this business. Utilizing proceeds received from this sale, we paid down our term loan balance in April by approximately $25 million. We expect to further pay down our term loan as a result of the working capital adjustments associated with this sale, as well as the Hawkeye sale.

As the construction season ramps up, we expect to utilize our revolver in the second and third quarter to finance working capital increases due to seasonal work levels, major projects, and growth in revenue. Accordingly, in April, we borrowed $30 million against our revolver.

Our DSO at March 31, 2014, is approximately 73 days, which is a five-day increase from December 31, 2013. This is primarily related to payment delays on one project in Canada. We resolved the underlying collection issue on this account and have subsequently received $30.6 million. Our goal is to achieve continued improvement in DSO throughout the year.

As of April 28, 2014, our cash on hand was $66.8 million. We have an effective universal shelf registration statement on file with the SEC, which expires next month. We intend to renew by filing a new universal shelf in the near future. This shelf gives us the flexibility to take advantage of favorable capital market conditions as they arise.

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

Our approved capital expenditure budget for 2014 is $28.8 million. As of March 31, 2014, we have spent $4 million against the capital budget and made commitments of another $4.9 million, which will be spent in the coming quarters.

Now a few words on backlog and I’ll give you an update on taxes. At March 31, 2014, backlog from continuing operation remains comparable to December 31, 2014, with total backlog approximating $1.9 billion, and 12-month backlog approximating $1.1 billion. Our 12-month backlog consists of approximately two-thirds of time and material and unit rate work, with the remainder being fixed price. We anticipate our 12-month backlog book-to-burn ratio to remain greater than 1.

Our income tax provision was approximately $3.3 million for the first quarter of 2014. This provision is primarily related to our profitable Canada segment, which is subject to a corporate income tax rate of 25%. Due to net U.S. operating losses, we have a U.S. valuation allowance of $62.8 million against our tax assets. Therefore, we do not anticipate paying, or making a provision, for any U.S. federal taxes in 2014.

Moving to discontinued operations. The remaining project in our discontinued operations is the Maine Power Reliability Program, or the MPRP project. Under the terms of the settlement of our lawsuit with Central Maine Power, or CMP, in connection with this project, we received a $20.1 million payment from CMP in the first quarter of 2014. While weather impacted productivity on the project in the first quarter, we expect this project to be completed in the third quarter of 2014.

In the second quarter, we expect to report the sale of the Union Turnaround business and certain fabrication shop facilities in discontinued operations. While these downstream businesses negatively impacted the continuing operations first quarter results, they will not do so going forward.

Now to update you on guidance. Despite the sale of our Union Turnaround and related fabrication facilities businesses, we still expect annual revenue to range from $2.1 billion to $2.3 billion in 2014. We expect our operating results to improve significantly in 2014, with an increase every quarter in 2014 as compared to the corresponding quarter in 2013. We expect to reduce our term loan debt by approximately $30 million to $50 million, and fund the final payments due under the WAPCo settlement by the end of the year through cash flow from operations and/or proceeds from potential asset sales.

I’ll now turn the call back to Randy for additional comments. Randy?

Randy Harl —Willbros Groups—President, CEO

Thanks, Van. In the United States, weather conditions are improving, and we are entering the construction season. Right now, we expect operating income in the second quarter of 2014 to exceed any quarter last year. And we are very optimistic for the remainder of this year.

Operator, we will now take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Our first question comes from the line of Dan Mannes with Avondale Partners. Please go ahead.

Dan Mannes —Avondale Partners—Analyst

Thanks. Good morning, everyone.

Randy Harl —Willbros Groups—President, CEO

Good morning.

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

Van Welch —Willbros Group—EVP, CFO

Good morning, Dan.

Dan Mannes —Avondale Partners—Analyst

First question. Randy, if you can maybe walk us through a little bit about the Oil & Gas segment in the first quarter. Obviously, you have kind of have, I guess, four pieces to it, with long-haul, regional, the Union refinery business that you sold and then facilities. Can you maybe give us the magnitude of the operating income in each of those subsegments just so we can kind of understand how it worked out? It seemed like things were kind of moving in a lot of directions there.

Van Welch —Willbros Group—EVP, CFO

Dan, this is Van. Let me start on that. In terms of the pipeline business, as we talked about in the prepared remarks, we were very happy with the results that we achieved in the mainline pipeline operation. That was — that did meet our expectations and was profitable.

The facilities business that we have, as Randy mentioned, was impacted by a change order. We did have a small loss associated with those change orders not being approved and the costs being recognized in Q1. So that did come in at a small loss.

Regional delivery businesses, the Northeast region was profitable, the Southwest and Northern Plains were not, mostly as a result of weather and volume, which impacted utilization. We did not have a loss project in either one of the regions being the Northern Plains or the Southwest, again, mostly related to volume and underutilization.

The downstream business, just to give you a bit of color on that, the business that we sold generated about $25 million worth of revenue in Q1 and had an operating loss of about $1.1 million around the business that we sold.

Randy Harl —Willbros Groups—President, CEO

So all in all, Dan, we were — had some things happen there that won’t recur as we go forward. I think with regards to the regional business, the Northeast did do very well for us, but we did have a slip in that Sunoco project, which we do expect to come back very strong as we head into Q2. And we expect that regional business to turn around as we head into Q2. It was just a slip out with that Sunoco project.

Southern region, we have done a lot of things to improve our results there. The markets are very strong. We have had to repurpose some offices where — what we need to do in terms of competing against peer competition and what our customers want doesn’t line up in some cases. We’ve got other services that we’re bringing to some of those offices that I described as repurposing. So a One Willbros is happening there. In some cases where there might not be a market exactly for our construction services, our Engineering and Professional Services are able to move into those offices, take advantage of the infrastructure and meet other customers’ needs. So while it’s taking a while for that Southern region to come along, we believe we’re headed to somewhere close to breakeven in Q2. And we think that we will be very profitable in the Northeast and should see the Northern Plains return to profitability in Q2.

We think we’ve got the model right now for the downstream. All of the pieces of that business have good solid backlog. As we head into Q2, we have a lot of good projects in that backlog that should turn our prospects around in the downstream.

In the facilities business, while Van described, we were a bit short because of the change orders, that business is actually pretty small for us now, but we should be able to get those change orders in Q2. And so the bottom line of all of that is that pipeline has its sack filled for the remainder of the year. We’re headed into much better weather in the U.S. And I expect that Oil & Gas will recapture its position as the most profitable unit in the company as we head forward this year.

Dan Mannes —Avondale Partners—Analyst

Sounds great. One follow-up question on Canada. Maybe if you could amplify your comments a little bit in terms of the transition from MSA to capital and the potential to get back into cross-country? It sounds like a bit of a shift. I mean, this has been a business that is really targeted on maybe more sort of time and materials and more cost-plus type work. And it sounds like maybe that’s shifting a little bit. Can you maybe talk us through your strategy there and if I’m misreading that shift?

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

Randy Harl —Willbros Groups—President, CEO

Yes. Well, Dan, it’s not really different. I think the cross-country pipeline, I’d describe that as — that’s an opportunistic thing. When we exited that business a few years ago, the competitive environment that we faced just wasn’t a sustainable model for us and the oil sands represented a more predictable path forward. And I think we’ve produced earnings out of Canada that really demonstrate that.

What we’re talking about now is a change in market conditions there, where most of the available capacity could be sucked up pretty quickly, and therefore present an opportunity for us to apply those skills, both management as well as maintenance of our equipment, which we have maintained in Canada. So we’re looking at that as a possible opportunity, where there may be a situation where we can get the right terms and conditions on pipeline contracts to warrant doing something different there.

We have those capabilities deployed. We have equipment. We’ve maintained our maintenance facility in Canada for construction equipment. I think we have one of the top maintenance capabilities really in North America for the maintenance of equipment. We’ve turned that into a profit center in the company. So a lot of the elements that we would need to do that, most of them, in fact, are still present. We deploy those onto what we call project and specialty services, as well as the work that we do every day on the mine sites in Northern Alberta. So we’re in a very favorable condition should that position, should that opportunity present itself. That’s not really a shift in what we’re doing. It’s just it will be opportunistic if that happens.

With regard to our backlog, we wanted to explain why our backlog was down a bit. That is really just a function of — we have these large master services agreements, long-term contracts, that by definition, if you have a five-year deal, every year it’s going to go down some as you work it off. And so that’s just kind of a natural thing. What we’ve said about Canada is consistent. What happens around those MSAs are small — are capital construction projects. And we have bid those lump sum, we have bid them unit price, we’ve taken them reimbursable. All forms of contracting, but always with predictability in mind. We’ve struggled a couple of years ago in Canada with some of those kinds of projects. So no matter what the contracting form is, predictability is at the forefront of whatever we’re thinking about there. And the good performance that we had, Q4 last year, Q3, into Q1 this year, a lot of that comes from those projects that we’ve taken on that add to the pile.

And as we look forward, Canada is going to come off a bit, return to a more normal level of profit generating in terms of margin that we expect from this business, but still very solid. Could be pushed up again based on how well we do on some of those projects. If we can turn some of the contingency into profit, then we could be looking at results similar to what we had last year. But in any case, it’s going to be a very solid business.

Hope that helps.

Dan Mannes —Avondale Partners—Analyst

That helps a lot. Thank you.

Operator

Our next question comes from the line of Tahira Afzal with KeyBanc. Please go ahead.

Tahira Afzal —KeyBanc—Analyst

Thank you very much. I guess my first question is really in regards to the end market. We’ve seen some pretty interesting developments on the midstream side, with Enterprise announcing a potential ethane export facility. So I would love to get an idea — I know Enterprise is an important candidate — customer of yours — if you are seeing a chance for more external announcements coming through? Could you talk a bit about the opportunities you’re seeing there, given you can provide both pipeline and tank services there?

Randy Harl —Willbros Groups—President, CEO

Yes. I think, Tahira, we are, across-the-board, well positioned and are well aware of all of those midstream opportunities. In fact, we’re very optimistic that as capacity gets soaked up, that there’s going to be some opportunity for both EPC and EPCM, which bodes very well for growth in our Professional Services, as well as in our Oil & Gas business. So we’re seeing both — a lot of inquiries now hitting the street. Early stages of those for those front-end engineering kinds of services that include project estimates, looking at environmental and routing. Our new routing tool is serving us well here and helping our customers to quickly get across the options that they have on the natural gas pipeline side. We are seeing that uptick in addition to what we see in the midstream.

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

How we apply to things such as the combination of pumping, compressor stations with pipeline — we have been in the process of rebuilding that facilities construction business that we have for some time now, and believe that we have a predictable kind of business there that’s going to be of great value to our customers. But the bottom line is about whether it is midstream or the larger gas pipeline projects or other liquids, we’re seeing a building out there that starts with the engineering. So we’ve got good visibility as we see it out there.

And I think that an indication of our ability to take advantage of that is what we did for Enterprise on the ECHO project, which is now coming to conclusion on Phase 3, very successful project and there’s more to come. As we look across the Gulf Coast, as well as other places in the U.S., we see the opportunity to replicate that success with Enterprise and others that have the need to build multiple API storage tanks, pumping stations and other pipeline-related facilities.

Tahira Afzal —KeyBanc—Analyst

Got it, okay. And a quick follow-up on the end market from the utility side. I know you folks don’t do telecom work, but we have started seeing fairly notable pole changeout announcements on the West Coast as well, really tied to potentially adding telecom fiber, which is more extensive than those aging poles can hold. Can you talk about whether such opportunities are presenting themselves in your regions as well?

Randy Harl —Willbros Groups—President, CEO

I’m sorry, Tahira?

Connie Dever —Willbros Group—Director, IR

You were talking about communications in California?

Tahira Afzal —KeyBanc—Analyst

Yes, that’s correct. We basically started to see transmission and distribution pole changeout announcements at a much faster rate on the West Coast, really tied to adding telecom equipment to those poles, and those poles are not designed for that. I would like to get a sense as you’re looking at your opportunities in your regions, whether you’re seeing something similar. We’ve seen some pretty heavy initiative to upgrade fiber coming out in some of your markets as well.

Randy Harl —Willbros Groups—President, CEO

We’re seeing I think increased inquiries, especially here in Texas on the telecom side. That represents less than 10% of our business in Texas. We’re also seeing opportunities with regard to the maintenance side of distribution. We’re really getting some traction on the back of the master services agreements that we announced last year. As we grow our business in Texas and the surrounding states, all of those maintenance kinds of activities provide us with the opportunity to add additional crews and we’re seeing that in every case.

I think the biggest thing that we see on our plate is what I mentioned in my prepared remarks, and that is the transition from aboveground to underground on the Eastern seaboard as a result of reliability related issues, and some rather large programs that are really in very early stage at this point that we think we are very well positioned to take advantage of. So we see some excellent market opportunities to expand the UTD business, as well as on the transmission side, continue to pursue transmission construction opportunities outside of Oncor, which we’ve described this year as a transition year.

But I think it’s forming up about like we expected it to. It was a rough start in Q1 with the weather conditions, really across all of our businesses in UTD. But I think as we head into Q2 and the weather improves, we’re already seeing improvement in our results and should start to really perform in Q2 forward.

Tahira Afzal —KeyBanc—Analyst

Thank you very much.

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

Operator

Thank you. Our next question comes from the line of John Rogers with DA Davidson. Please go ahead.

John Rogers —DA Davidson—Analyst

Hi, good morning.

Randy Harl —Willbros Groups—President, CEO

Hi, John.

John Rogers —DA Davidson—Analyst

Randy or Van, just back on the Oil & Gas segment. I want to make sure I understand this. I mean, it looks like you’re on an annualized run rate of $800 million, $900 million. Can you break down how much of that is pipeline versus regional versus facilities and downstream?

Randy Harl —Willbros Groups—President, CEO

Well, I think, John, a good way to think about it is that the combination of regional pipeline, cross-country pipeline and facilities represents about 75% of that business. So most of it is focused on pipelines and related facilities. So even in the regional businesses, the pipe’s smaller, but it’s still pipeline. And we still — we deal with compressor stations and pumping stations and other kinds of pipeline-related kinds of facilities. And the facilities business that we have represents about 10% of that, at its peak — I would think about it as a little less — it’s pumping stations and compressor stations and things that are around a storage or terminal facility. So it’s — and the 25% to 30% turns out to be the longer-haul, larger-diameter pipelines.

And so we’ve got a balance between the smaller pipe in the regions, which we have worked hard to upgrade from the very smallest part of that to recognizing that we’re really competitive when projects get larger. And so we’re looking for things that aren’t $50,000 each, but things that are millions, maybe $2 million to $3 million up to $10 million to $15 million to $20 million in those regional businesses. And when we take on those kinds of projects, they look like a large pipeline project, and we do quite well with that.

But just to answer your question specifically, John, it is 75% of that revenue. And you’re right on how we see that segment come from pipelines and related kinds of facilities.

John Rogers —DA Davidson—Analyst

Okay. And to my follow-up, I guess is that — Randy, you’ve indicated that you had pretty good visibility, especially on the large pipeline work this year, unless you add additional capacity, if I read that right. But you’re looking at, I don’t know, either building or managing projects up in Canada. Again, could that be comparable to what you’re doing in the U.S. at some point?

Randy Harl —Willbros Groups—President, CEO

Well, the thing is, John, what we’re — the way — to give you a little clarity on what I meant by what I said in my remarks, we have a forecast for our businesses, each one of the business units we have in the company. And for pipeline, we’ve got the best visibility that we’ve had since 2007. So what we can see out there is far clearer now than it has been. And that’s really — the example of that is that we have met our forecast that we started the year with, that we presented to our board already.

Now we have some more capacity. That’s the good news piece of it that I was talking about. So we can go beyond what we have as a budget for that business and I think we will. So that’s where the optimism comes from in that business.

And so — and the other part of it is that for the first time, really since 2007 into 2008, we’re bidding work right now, and this is May, that’s going to get executed in 2015. And so that’s a pretty different marketplace that we’ve been in. And then because we’re in the engineering business, we’re also starting to see inquiries that include people being interested in things like EPC and EPCM.

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

And I’ll go back to the Guardian project that we did a few years ago, where we did $100 million worth of work, somebody else did the construction. We managed over that, didn’t burn a drop of diesel and generated about $100 million in revenue. And so we see the opportunity for both EPC and EPCM. Again, that’s another thing that could add a lot to the pile here and that we are early days in seeing some of that stuff happen.

In Canada, I think the right way to think about that market again is as I told Dan is we’re going to be opportunistic. But we’re having discussions with people who are concerned about resources in Canada. And as they become — and to address those concerns, they would like to be able to tie up somebody like us that has the capability to do the work so that they’re assured that their projects can get executed in the future. And you’ll remember that is exactly the situation we had in the U.S. starting back in — for work getting booked in 2007 that didn’t get executed until 2008 and 2009.

The magnitude of that, John, I wouldn’t want to guide you anywhere on that. But I did want to put down a marker here that, that is — that’s potentially something in addition to the great performance that we’ve had in Canada. And rest assured, we’re not going to do anything that detracts from the predictability and the performance that we’ve had in Canada so far. And that’s why I’ve couched it in terms of the possibility of reaching, getting into an environment where we could get commercial terms that were favorable enough that we would want to take that step.

John Rogers —DA Davidson—Analyst

Okay. Great, thanks, and congratulations on the quarter.

Randy Harl —Willbros Groups—President, CEO

Thanks John.

Operator

Our next question comes from the line of Jamie Cook with Credit Suisse. Please go ahead.

Andrew Buscaglia —Credit Suisse—Analyst

This is Andrew on for Jamie. Just a little bit more color on the weather in the quarter. Would you think it is in line with your expectations? I know you had guided that it would have a pretty significant impact. But was it worse than you expected? And if you ex out the weather, do you think, in general, your segments maybe were a little bit better than we would have expected?

Van Welch —Willbros Group—EVP, CFO

Yes. I think, Andrew — I mean, obviously we didn’t guide in the quarter to that degree. But if you look at the weather — I mean, we’ve identified probably in terms of just pure progress — that lack of progress associated around weather of around $15 million worth of revenue that we did not achieve associated around progress, most of that associated with our UTD and Oil & Gas segments. But it also impacted Professional Services. I know we had a couple of days, a few days and a few offices, where we had to close the offices associated around icy conditions, where people couldn’t get to work.

Now that loss in revenue is not just — is not the total impact obviously. I mean, the impact on underutilization of indirects, the impact on schedule associated with that lost time, also did have an impact around weather. So it was a significant piece that hit us in Q1, most of it related to Oil & Gas and UTD.

Randy Harl —Willbros Groups—President, CEO

And so, Andrew, just for a little bit more color — you know we’re in the line locate business in Professional Services. We have a lot of people that go out there and try to locate lines on a daily basis. When there’s a lot of snow on the ground, you can’t locate. And for all of our UTD and underground business, you have to locate. And so if you can’t locate, we can’t work. What happens after the snow melts is you get a bunch of mud. And then productivity is impacted if you can get out there at all. And so right there where you guys are, you know how the winter was.

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

And so was it more or less than we expected? It’s kind of hard to say. But as Van said, we were severely impacted in certain parts of our business where we lost a lot of time and then were impacted from a productivity standpoint in the days after that when we could go back to work. So everywhere where we’re trying to do this underground work, when we had tremendous snow, cold weather followed by the melt, we were pretty significantly impacted.

I’ll go back to — I think we were pretty successful in dealing with that in Q1. You remember a few quarters ago — a few years ago, we really struggled with Q1 and Q4. We have worked hard to change our model so that we could deal with the seasonality that happens in those quarters. And I think we’ve been very successful with a good performance in Q4 that if it weren’t for a couple of things, could have been spectacular. And now dealing with the weather and still being profitable in Q1, I think is a real turnaround in our ability to deal with that seasonality.

Andrew Buscaglia —Credit Suisse—Analyst

All right. That’s helpful. And then you guys had mentioned Professional Services operating margins were pretty good in the quarter. I think you guys noted that the integrity side was pretty good. Do you think that’s sustainable? I know historically Q2 usually sees a little bit — more of a seasonal tick-up. Can you just help us with how to think about Professional Services going forward?

Randy Harl —Willbros Groups—President, CEO

Yes. I would say, overall, Andrew, I should have really said it, we dealt with I think pretty effectively, Q1 and Q4 for the past year. Q2, Q3, historically the most solid quarters for us. I don’t think you’re going to see any change in that. And so I expect that to continue. As we come out of the weather impact on the front-end field, survey kinds of services in Professional Services, I think you’ll see improvement. I think that we had a pretty good spend last year in the expansion of our regional offices and investment into tools that we use to facilitate that business. I expect as we get into Q2 and Q3, you’re going to see that reflected in better margins.

As we look at all of our offices, we see the opportunity to have higher utilization. And we are deploying a lot of the technology that we’ve developed inside of our Professional Services group into other parts of our business. All of those field data collection kinds of improvements that we’ve seen both in our line locating as well as out of our integrity engineering business are deployable into all places where we collect data in the field. So we expect that to start to help Oil & Gas and UTD as we go forward. So I expect that the Q2 and Q3 will see continued improvement out of Professional Services as well as Oil & Gas and UTD.

Andrew Buscaglia —Credit Suisse—Analyst

All right. That’s helpful. Thanks guys.

Operator

Our next question comes from the line of Steven Fisher with UBS. Please go ahead.

Steven Fisher —UBS—Analyst

Hi. Good morning.

Randy Harl —Willbros Groups—President, CEO

Hi, Steven.

Steven Fisher —UBS—Analyst

I wonder, Randy, maybe you could talk a bit more about these capital project opportunities in Canada? I think you talked about one $20 million project. I’m just curious what are the ranges of sizes you expect to see on these projects? How active could the flow of these things be and what kind of timing are you thinking about?

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

Randy Harl —Willbros Groups—President, CEO

Well, I think the $20 million project is a tank project. We have built a good, solid API storage tank construction business in Canada. We have identified many opportunities in Canada for API storage tanks associated with SAGD additional tanks and terminals, which is what this project is associated with in Canada. So a pretty robust market. We’re going to pick our spots to make sure that we have a good alignment between the risk and the reward that we might take in that business. But the market is very good for tanks and facilities in Canada.

As capital projects, I think they’re going to range from $5 million to $10 million up to $50 million. There are some larger projects that if we get the right terms and conditions that we would take on, but really the sweet spot of what we’re pursuing at this point in time is in that $5 million to $50 million kind of range. There are a lot of projects associated with the mine sites that we work on that are capital projects in nature, and those are on the smaller end, $5 million to $15 million, a number of those things out there that we’re continuing to pursue.

So hopefully, that’s helpful. The market is very robust in Canada for these kinds of projects.

Steven Fisher —UBS—Analyst

That’s helpful. And it sounds like one of the issues in the regional operations is underutilization. And it seems like to address that you’re bringing new services to those offices, which I’m assuming in order to bring those new services, you need to bring new people and new capacity. So just trying to reconcile how you improve utilization with adding new resources and capacity, basically?

Randy Harl —Willbros Groups—President, CEO

Well, I mean, in most of the cases, we have been working hand in glove with our Professional Services and UTD businesses. And so it’s a matter of just shifting the focus. That’s the repurposing of the office. So you got an office where, like South Texas as an example, where we have struggled a bit to find the sweet spot for our construction services but our engineering office has been very successful. It’s changing the focus of that office from capital construction projects or maintenance to engineering, front-end services, project management, procurement services. It doesn’t require any more investment. It just changes the focus that you have or the purpose that you have for that office.

So we’re seeing the opportunity for different parts of Willbros to be effective. It may be that — out in the Permian, we’re seeing the opportunity for more electrification in the oilfield, where the UTD business has the opportunity to build more distribution. And it can leverage off of our existing infrastructure so there’s really no more investment to that. It’s a matter of moving people and refocusing.

So I think we’re becoming a lot more nimble in the company in being able to shift between the different segments that we have and take advantage of the markets in a much more effective way. So the utilization issue that we had really in the Southern region and in the Northern Plains in Q1 was really driven by the refocusing that we have as well as weather and our inability to work, especially early in the quarter, and absorb all of our overhead G&A and indirect costs. That shouldn’t be an issue as we head into Q2.

Steven Fisher —UBS—Analyst

Okay, great. Thanks a lot, guys.

Operator

Thank you. Our next question comes from the line of Tate Sullivan with CLSA. Please go ahead.

Tate Sullivan —CLSA—Analyst

Hi, thanks. Can you talk a little bit about the transition from the Seaway project to the NET project? I mean, will that — does that play into your guidance for Oil & Gas in terms of being breakeven or better, and then in terms of any transition costs related to that transition?

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

Randy Harl —Willbros Groups—President, CEO

It plays into it big time. That’s a big, big project. And we are expecting good results. We had very good results on Seaway. We expect that to continue. Our team has stayed together. The transition between the two probably couldn’t have been more seamless. So the kind of the end of Seaway played into the front end and start of the NET project. So we had very little absorption of indirect costs that weren’t deployed. And so that went extremely well.

I think the way to think about it is our utilization inside of our pipeline, mainline pipeline business is as highly utilized as it’s ever been. So that is one of the main reasons we are so bullish on the prospects for our Oil & Gas business as we go into Q2 and beyond. And so we’ve reached a high level of utilization with all of the project work that we described in our prepared remarks, and we expect to maintain that level of utilization through this year and into 2015. That’s where I get back to our visibility hasn’t been this good in a long, long time.

In addition to that, getting back to John Rogers’ question, I don’t think we’ve ever seen any more facilities opportunity. The facilities associated with the pipelines, the pumping stations, compressor stations. We’re taking a measured approach to that because we want to produce good results for ourselves and for our customers. So we’re moving carefully into that business, but it’s going to be a significant contributor.

And I think the Northeast gives you a picture of what the regions can look like. The Northern Plains were profitable at the op income line in Q4. We expect to see that again as we move into this year. So I think it’s really across-the-board with regard to the visibility that we have inside the pipeline business and the facilities that are associated with that, that make us very optimistic about our ability to not only return Oil & Gas to profitability, but to move it back to the head of the pack in terms of the different segments that we have inside the company.

Tate Sullivan —CLSA—Analyst

Okay. Thank you very much.

Operator

Thank you. Our next question comes from the line of Noelle Dilts with Stifel Nicolaus. Please go ahead.

Noelle Dilts —Stifel Nicolaus—Analyst

Hi guys. Good morning.

Randy Harl —Willbros Groups—President, CEO

Noelle.

Noelle Dilts —Stifel Nicolaus—Analyst

First, a little bit of clarification. I was hoping that you could talk about your exposure to the Northeast end distribution market now following the sale of Hawkeye, where you said that you’re expecting to see 20% to 30% growth. I’m just curious how big that business is at this point.

Connie Dever —Willbros Group—Director, IR

I’m sorry, you were breaking up at the end.

Randy Harl —Willbros Groups—President, CEO

I think I got it.

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

Connie Dever —Willbros Group—Director, IR

Oh, you do. I’m sorry.

Randy Harl —Willbros Groups—President, CEO

I think on the Northeast question, Noelle, we maintained our Bemis operation in Vermont. And we will continue to operate there. With regard to the underground distribution, we’re really heading that up out of Richmond and Baltimore. And so the exit from — sorry, the sale of Hawkeye, we’re really changing our geographic focus. And so New England is not the focus that it once was. However, I would point you to that Bemis is the remaining piece that we have in that business, and we will continue to support that.

So our shift is away from New England, New York, down to really the mid-Atlantic, is the way to think about that. And both in Richmond, Baltimore, in between and down the coast is where we’re seeing that shift that could give us the opportunity to do a lot more larger underground projects. We’re seeing the opportunity for programs that could be multiyear that really could make a difference for this business.

We’ve been working on our model in the mid-Atlantic for the past couple of years. I think our team is in place. They’ve demonstrated the ability to get the work done for our customers. And now the market is coming to us a bit, really in the sweet spot of what we do. We’re really strong in the underground transmission and distribution business. And we’re seeing the opportunities associated with reliability, really support what we can do well.

Noelle Dilts —Stifel Nicolaus—Analyst

Great. Thanks. Second question is — I was just hoping, Van, you mentioned some additional term loan pay down related to the working capital adjustment and the sale of Hawkeye. Could you just walk through what you’re expecting in terms of remainder — of pay down for the remainder of the year?

Van Welch —Willbros Group—EVP, CFO

Well, I think what we’re — on those two particular, the Hawkeye sale as well as the downstream divestiture, we’re looking at somewhere around $5 million potential adjustment associated with those two transactions that we would be using to pay down term loan. We guided to total of $30 million to $50 million. Obviously, we’re at the low end today of that guidance. We look through our operating cash flows, our management of DSO, which we’re quite pleased with. We believe we’ll continue to be able to pay down that term loan debt further, as well as, as we mentioned in the Q4 call, to pay down the WAPCo liability of $36.5 million before the end of the year.

Noelle Dilts —Stifel Nicolaus—Analyst

Great. Thanks.

Operator

Thank you. Ladies and gentlemen, this does conclude our conference for today. If you would like to listen to a replay of today’s call, please dial 303-590-3030 or 1-800-406-7325 with access code 4681771. Thank you for your participation. You may now disconnect.

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MAY 06, 2014 / 01:00PM GMT, WG - Q1 2014 Willbros Group, Inc. Earnings Conference Call

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